Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (the “Agreement”), made as of this 4th day of August, 2010, is entered into by Oclaro, Inc., a Delaware corporation with its principal place of business at 2584 Junction Avenue, San Jose, California 95134 (the “Company”), and Alain Couder (the “Employee”).
RECITALS
     A. The Company and Employee previously entered into an Employment Agreement dated as of July 10, 2007 (the “Original Agreement”).
     B. The Company and Employee desire to amend and restate the Original Agreement on the terms set forth herein.
     C. The Company desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:
     1. Term of Employment. The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to continue his employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of July 1, 2010 (the “Commencement Date”) and ending when terminated in accordance with the provisions of Section 4 (such period, the “Employment Period”).
     2. Title; Capacity.
          2.1 Title; Location. The Employee shall serve as President and Chief Executive Officer of the Company with the duties and responsibilities customarily assigned to such position and such other duties and responsibilities as the Company’s Board of Directors (the “Board”) shall from time to time reasonably assign to the Employee. The Employee shall be based at the Company’s headquarters in San Jose, California. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board.
          2.2 Duties. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Employee. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period, except for (i) non-executive positions held as of the Commencement Date, which include membership on the boards of directors of Sanmina-SCI Corporation and Solid Information Technology, Inc., and (ii) such other roles only with the prior consent of the Board, which consent shall not be unreasonably withheld. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

     3. Compensation and Benefits.
          3.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, a base salary at the annualized rate of $575,000 (the “Base Salary”) for the one-year period commencing on the Commencement Date. Such salary shall be subject to adjustment thereafter as determined by the Board.
          3.2 Bonus. During each fiscal year, the Employee shall be eligible for a bonus, the maximum aggregate amount of which will be up to 150% of the Base Salary (or such lower or higher percentage amount as may be determined from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”) acting pursuant to authority delegated to it by the Board) earned by the Employee for such fiscal year and which amount may be measured and paid annually or over shorter periods as determined by the Board or the Compensation Committee. The actual amount of the bonus will be based on achievement of individual and/or Company performance targets set by the Board or the Compensation Committee.
          3.3 Equity Grants. The Company granted to the Employee certain stock options and restricted stock in connection with the execution of the Original Agreement and has since the time the Original Agreement was executed granted additional equity awards to Employee in the form of stock options and restricted stock awards. The Board or the Compensation Committee may in its discretion grant additional equity awards to Employee in the future. All such existing equity grants shall be subject to the terms and conditions of the Company’s 2004 Stock Incentive Plan, as amended, and the applicable stock option, restricted stock or other equity award agreements evidencing such stock option, restricted stock or other equity awards.
          3.4 Benefits. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its U.S. employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee will receive such other benefits, including vacation, holidays and sick leave, as the Company generally provides to its United States employees.
          3.5 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time. In all events, expense reimbursements made will be made no later than the year following the year in which the expense was incurred. Notwithstanding any other provision of the Agreement to the contrary, any expense reimbursed in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided in any other taxable year.
          3.6 Withholding. All salary, bonus and other compensation payable to the Employee (including the Severance Amount and the Change of Control Severance Amount, as those terms are defined below) shall be subject to applicable withholding taxes.

     4. Termination of Employment Period. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the circumstances set forth below in Sections 4.1 — 4.5:
          4.1 Cause. At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 4.1, “Cause” shall mean (a) a good faith finding by the Board (excluding Employee) that (i) the Employee has failed to perform his assigned duties for the Company, (ii) the Employee has engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.
          4.2 Good Reason. At the election of the Employee, for Good Reason (as defined below). For the purposes of this Section 4.2, “Good Reason” for termination shall mean (i) any material diminution in the Employee’s Base Salary without the prior consent of the Employee, (ii) a material diminution in the Employee’s authority, duties or responsibilities without the prior consent of the Employee, (iii) a material breach by the Company of the terms of this Agreement or (iv) a change by the Company in the location at which the Employee performs Employee’s principal duties for the Company to a new location that is both (a) outside a radius of 35 miles from the Employee’s principal residence immediately prior to such change and (b) more than 20 miles from the location at which the Employee performed Employee’s principal duties for the Company immediately prior to such change without the prior consent of the Employee. In order to establish “Good Reason” for a termination, the Employee must provide notice to the Company of the existence of the condition giving rise to the “Good Reason” within 90 days following the initial existence of the condition, and the Company has 30 days following receipt of such notice to remedy such condition. If the Company remedies such condition within such 30 days, then “Good Reason” shall be considered expunged, and Employee shall not thereafter have the right to terminate his employment under this Section 4.2 based upon such condition. If the Company does not remedy such condition within such 30 days, Employee will then have an additional 30 days in which to resign under this Section 4.2. If Employee fails to resign with such additional 30 days, Employee shall be deemed to have waived his right to resign for Good Reason under this Section 4.2 based upon such condition. For the avoidance of doubt, if a Change of Control occurs, and thereafter Employee is not the Chief Executive Officer of the surviving entity, then a material diminution in the Employee’s title, authority, duties or responsibilities shall have been deemed to have taken place.
          4.3 Death or Disability. Upon the death or disability of the Employee. As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

          4.4 Employee Election. At the election of the Employee, upon not less than 60 days’ written notice of termination.
          4.5 Company Election. At the election of the Company, immediately upon written notice of termination.
     5. Effect of Termination. In the event of a termination of Employee’s employment the following provisions of this Section 5 shall apply:
          5.1 Payments and Treatment of Equity Awards Upon Termination Under Section 4.1, 4.3 or 4.4. In the event the Employee’s employment is terminated pursuant to Section 4.1, 4.3, or 4.4, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company. In addition, the vesting and exercisability of all stock options, restricted stock grants and other equity awards granted to Employee prior to the date of termination shall be governed by the plans under which they were granted and the terms of the agreements reflecting such grants.
          5.2 Payments and Treatment of Equity Awards Upon Termination Under Section 4.2 or 4.5. In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.2 or by the Company pursuant to Section 4.5, in either case at a time that is not within the Change of Control Period (as defined below), the Company shall pay to the Employee a severance amount equal to the sum of (i) twice his annual salary as in effect on the date of termination plus (ii) twice the amount determined by (A) adding all bonuses earned by Employee for the three most recent full fiscal years prior to the fiscal year in which Employee’s employment terminates and (B) dividing the sum of such bonuses by 3 (the sum of the amounts described in clauses (i) and (ii) is referred to herein as the “Severance Amount”). For the avoidance of doubt, the bonus component of the Severance Amount shall be determined by (a) including bonuses earned for the prior three fiscal years, regardless of whether such bonus amounts were paid during such fiscal year or in the following fiscal year and (b) excluding any bonus amount paid during any of such three fiscal years that was earned for any fiscal year prior to such three fiscal years. The Severance Amount shall be payable in a single lump sum payment on the first business day after 15 days following the termination of Employee’s employment. In addition, the vesting of all stock options, restricted stock grants and other equity awards granted to Employee prior to the date of termination shall be governed by the plans under which they were granted and the terms of the agreements reflecting such grants, but for any stock option or other award that must be exercised by the Employee, the time period during which Employee may exercise the stock option or other award shall be the greater of (m) the time period set forth in the agreements reflecting such grants or (n) one year from the date of termination. In no case, however, shall the period of time to exercise any such stock option or other award extend beyond the termination date of such stock option or other award set forth in the agreement reflecting the grant of such stock option or other award. The Company shall also continue to provide to the Employee medical insurance coverage and group life insurance coverage (to the extent such benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof) until the date 24 months after the date of termination, provided that to the extent such payments are reimbursements to the Employee of medical expenses incurred by the Employee as described in

Treasury Regulation Section 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Employee would be entitled (or would, but for such arrangement be entitled) to COBRA continuation coverage under a group health plan of the Company. The payment to the Employee of the amounts and benefits payable under this Section 5.2 shall (x) be contingent upon the execution by the Employee of a separation agreement and release in a form reasonably acceptable to the Company and (y) constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 5.2.
          5.3 Section 409A Matters. Payments to the Employee under Section 5.2 (or, if applicable, under Section 6.1 in lieu of Section 5.2)shall be bifurcated into two portions, consisting of the portion, if any, that includes the maximum amount of the payments that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the portion, if any, that includes the excess of the total payments and that does constitute nonqualified deferred compensation. Payments shall first be made from the portion that does not consist of nonqualified deferred compensation until such portion is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. Notwithstanding the foregoing, because the Employee is a “specified employee” as defined in Section 409A(a)(3)(B)(i) of the Code, the commencement of the delivery of the portion that constitutes nonqualified deferred compensation will be delayed to the date that is 6 months and one day after the Employee’s termination of employment (the “Earliest Payment Date”). Any payments that are delayed pursuant to the preceding sentence shall be paid pro rata during the period beginning on the Earliest Payment Date and ending on the date that is 12 months following termination of the Employee’s employment. The determination of whether, and the extent to which, any of the payments to be made to the Employee hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the Employee’s termination of employment occurs.
          5.4 Survival. The provisions of Sections 3.6, 4, 5, 6 and 7 shall survive the termination of this Agreement.
     6. Change of Control. In the event of a termination of Employee’s employment under Section 4.2 or 4.5 that occurs during the time period that begins three months prior to the effective date of a Change of Control (as defined on Exhibit A attached hereto) and ends on the second anniversary of such Change of Control (the “Change of Control Period”), the following provisions shall apply in lieu of Section 5.2:
          6.1 Payments and Treatment of Equity Awards Upon Termination Under Section 4.2 or 4.5 During Change of Control Period. In the event the Employee’s employment is terminated during the Change of Control Period by the Employee pursuant to Section 4.2 or by the Company pursuant to Section 4.5, the Company shall pay to the Employee a severance amount equal to the sum of (i) two and one-half times his annual salary as in effect on the date of termination plus (ii) two and one-half times the amount determined by (A) adding all bonuses earned by Employee for the three most recent full fiscal years prior to the fiscal year in which Employee’s employment terminates and (B) dividing the sum of such bonuses by 3 (the sum of the amounts described in clauses (i) and (ii) is referred to herein as the “Change of Control Severance Amount”). For the avoidance of doubt, the bonus component of the Change of Control Severance Amount shall be determined by (a) including bonuses earned for the prior three fiscal years, regardless of whether such bonus amounts were paid during such fiscal year or in the following fiscal year and (b) excluding any bonus amount paid during any of such three fiscal years that was earned for any fiscal year prior to such three fiscal years. The Change of Control Severance Amount shall be payable in a lump sum on the first business day after 15 days following the Employee’s termination. In addition, all stock options, restricted stock grants and other equity awards granted to Employee prior to the date of termination which have not vested as of the date of termination of Employee’s employment shall immediately vest as of the date of such termination and the time period during which Employee may exercise any stock option or other award shall be the greater of (m) the time period set forth in the agreements reflecting such grants or (n) one year from the date of termination. In no case, however, shall the period of time to exercise any such stock option or other award extend beyond the termination date of such stock option or other award set forth in the agreement reflecting the grant of such stock option or other award. The Company shall also continue to provide to the Employee medical insurance coverage and group life insurance coverage (to the extent such benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof) until the date 36 months after the date of termination, provided that to the extent such payments are reimbursements to the Employee of medical expenses incurred by the Employee as described in Treasury Regulation Section 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Employee would be entitled (or would, but for such arrangement be entitled) to COBRA continuation coverage under a group health plan of the Company. The payment to the Employee of the amounts and benefits payable under this Section 6.1 shall (x) be contingent upon, within 10 days following the termination of Employee’s employment, the execution by the Employee of a separation agreement and release in a form reasonably acceptable to the Company and (y) constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 6.2.
          6.2 Adjustment of Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). Upon request by the Company or the Employee, the determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made by the Company’s independent accountants. The Company shall pay the expenses of such accountants, regardless of whether the Company or the Employee requests such determination to be made by such accountants. The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Employee under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and no such payment or benefit qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), Employee shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. The Company shall provide Employee with all information reasonably requested by Employee to permit Employee to make such designation. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and any such payment or benefit constitutes Nonqualified Deferred Compensation or Employee fails to elect an order in which payments or benefits will be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction in the cash payments described in Section 6.1 (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) reduction of the continuation of benefit described in Section 6.1; (c) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (d) cancellation of acceleration of vesting of equity awards not covered under (c) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be cancelled before earlier equity awards.
          6.3 Acknowledgement. Employee acknowledges that the provisions of this Section 6 with respect to the treatment of stock options, restricted stock and other equity awards will apply to all such stock options, restricted stock and other equity awards held by Employee, including those granted prior to the Commencement Date, and further acknowledges that the treatment of such stock options, restricted stock and other equity awards in connection with a Change of Control differs from the treatment provided for the Original Agreement.
     7. Non-Solicitation.
          7.1 Restricted Activities. For a period of 12 months after the termination or cessation of the Employee’s employment for any reason, the Employee will not directly or indirectly, either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Employee to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six months or longer.
          7.2 Extension. If the Employee violates the provisions of Section 7.1, the Employee shall continue to be bound by the restrictions set forth in Section 7.1 until a period of 12 months has expired without any violation of such provisions.

          7.3 Interpretation. If any restriction set forth in Section 7.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
          7.4 Equitable Remedies. The Employee acknowledges that the restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 7 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7 without posting a bond and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.
     8. Proprietary Information and Developments. In connection with the Original Agreement, the Employee executed the Company’s customary form of non-disclosure and assignment of inventions agreement. Such agreement shall continue in full force and effect, unchanged by the execution of this Agreement.
     9. Other Agreements. The Employee represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Employee is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Exhibit B attached hereto.
     10. Miscellaneous.
          10.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the Company set forth in the introductory paragraph hereto or the residence address of the Employee most recently filed with the Company, as the case may be. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.1.
          10.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
          10.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings (including the Original Agreement), whether written or oral, relating to the subject matter of this Agreement.

          10.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee. No employee of the Company may cause the Company to execute such modification or amendment to this Agreement unless the Board or the Compensation Committee has first approved such modification or amendment.
          10.5 Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. In the event that the Agreement shall be deemed not to comply with Section 409A, then neither the Company, the Board nor its or their designees or agents shall be liable to the Employee or other person for actions, decisions or determinations made in good faith.
          10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of laws provisions thereof). Any claim or controversy arising out of or relating to this Agreement or any breach thereof, including any claim for discrimination under any local, state or federal employment discrimination law, except as specifically excluded herein, shall be settled by non-binding arbitration in San Jose, California and administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures. The award rendered in any arbitration proceeding held under this Section 10.6 shall be non-binding, unless the parties mutually agree that the award rendered in such arbitration proceeding shall be binding, in which case judgment upon the award may be entered in any court having jurisdiction thereof. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section 10.6. Also not covered by this Section 10.6 are claims by the Company or by the Employee for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law, including, but not limited to, claims for equitable relief arising out of a breach of Sections 7 and/or 8 of this Agreement. Both the Company and the Employee expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to this Agreement or any breach thereof. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within California), and the Company and the Employee each consents to the jurisdiction of such a court.
          10.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.
          10.8 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          10.9 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          10.10 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
     THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

OCLARO, INC.
By:	/s/ Greg Dougherty
	Name:	Greg Dougherty
	Title:	Chairman of the Compensation Committee of the Board of Directors

EMPLOYEE
/s/ Alain Couder
Name:	Alain Couder

EXHIBIT A
     Change in Control. “Change in Control” means the consummation of a transaction or series of transactions resulting in one or more of the following events:
          (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; or
          (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
          (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following three conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); and (iii) at least a majority of the members of the board of directors of the Acquiring Corporation were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
          (d) Approval by the stockholders of the Company of the liquidation or dissolution of the Company.

EXHIBIT B
Sanmina-SCI Corporation
Solid Information Technology, Inc.